EXHIBIT 99.1

Repros' IND for Proellex(R)-V Accepted By the FDA

  Vaginal delivery significantly improves risk:benefit ratio
  Company set to commence Phase 2 study early in 2012 and expects the trial will be completed in the same year
  o   Institutional Review Board (IRB) grants approval to commence Phase 2 study
  o   Clinical sites selected
  o   Drug supplies manufactured
  Animal studies suggest Proellex-V will give greater fibroid size reduction at much lower doses  than oral doses tested previously

THE WOODLANDS, Texas, Jan. 4, 2012 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced its Investigational New Drug Application (IND) for Proellex-V, or vaginally delivered Proellex, has been accepted by the FDA. The indication identified in the new IND is for the use of Proellex-V for the purpose of significant fibroid size reduction and symptom elimination with the goal of avoiding surgery. Approximately twenty percent of women of reproductive age in the U.S. have symptomatic fibroids with roughly 300,000 hysterectomies performed annually as a consequence. There is no approved chronic drug therapy for treatment of this debilitating condition.

Within the IND, the Company submitted animal model data that suggest vaginally administered doses of Proellex-V will exhibit profoundly greater anti-proliferative effects on tissues that respond to progesterone stimulation than oral Proellex administration. In addition, vaginal administration reduces systemic exposure to a small fraction of that seen with oral administration, and thereby avoids the first pass liver effects that were an issue with the highest dose, 50 mg, of the oral formulation. In animal studies, vaginal administration resulted in maximum exposure levels roughly 1/6th of that achieved with the same oral dose. At the same time, anti-proliferative effects were more than 4 times that of the equivalent oral dose. As part of the IND, the Company submitted data from a completed rabbit vaginal irritation study using the highest dose anticipated in human studies and in the final dosage format in which no irritation was observed.

Both this improved anti-proliferative activity and reduced circulating systemic drug levels should result in increased target organ selectivity with Proellex-V versus oral delivery. The FDA recognized this phenomenon and advised the Company in pre-IND discussions that the dose restrictions imposed on orally administered Proellex would not affect the Proellex-V program.

In efficacy studies using oral Proellex for the treatment of uterine fibroids, women experienced a nearly 50% reduction in mean fibroid size at a 25mg dose. When those women were then escalated to a 50mg oral dose for an additional four months, fibroid size was reduced to approximately 25% of the initial volume. Based on the assessment of fibroid symptoms as scored by Uterine Fibroid Symptom Quality of Life (USFQOL), women on oral Proellex were, in general, symptom free. The highest vaginal dose to be studied in the opening Phase 2 study, 12 mg, is expected to have greater activity than the oral 50 mg dose.

Repros has manufactured the clinical supplies for the upcoming study and has completed the initial one month stability study. The Company had submitted the Phase 2 protocol, also known as ZPV-200, as the initiating study as part of the IND. A central Institutional Review Board (IRB) has approved the protocol, which is necessary to commence the trial.  Clinical sites have been engaged.

About ZPV-200

ZPV-200 is a 36 subject, single blind, placebo run-in, 3 month, 3 arm study comparing vaginally delivered Proellex-V doses of 3, 6 and 12 mg in women with confirmed uterine fibroids to baseline conditions. In addition to baseline and 3 month pharmacokinetics, efficacy endpoints will include change in Pictorial Blood Loss Assessment Chart (PBAC) scores, a preferred FDA endpoint, change in Uterine Fibroid Symptom Quality of Life Survey (UFSQOL) and change in fibroid size by MRI. Safety endpoints will include frequent assessment of complete liver panel tests and changes in endometrial conditions. Based on previous studies the Company believes results from both key safety parameters will not present any unexpected or adverse observations. The Company expects the study to be completed in 2012 with the next step being progression to Phase 3.

About Proellex-V

Proellex-V is a proprietary vaginal delivery formulation of telapristone acetate, the active ingredient in Proellex. Telapristone acetate is an anti-progestin that opposes the action of the female hormone progesterone. When an effective dose of telapristone is administered to a woman, she stops menstruating. This cessation of menses has an obvious direct effect on symptoms such as excessive menstrual bleeding associated with uterine fibroids and painful menses associated with endometriosis. At the same time, unlike drugs that suppress estrogen production, a woman's ovaries continue to produce levels of estrogen that maintain bone mineral density while she is receiving telapristone. Telapristone acetate has been shown to significantly suppress the proliferative effect of progesterone on progesterone sensitive tissues as well as increase pro-apoptotic events making it an ideal drug candidate to shrink progesterone sensitive tumors such as uterine fibroids.

Placebo preparations of Proellex-V have been tested in female volunteers and have not been associated with vaginal leakage, an unpleasant defect associated with most vaginally administered products.

Repros holds exclusive worldwide rights to a composition of matter patent covering Telapristone acetate. The company also holds other issued and pending patents associated with its Proellex family of technologies.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer